PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                                         Contact:  Mark F. Bradley
January 28, 2010                                                                                                                                                                                                 President and Chief Executive Officer
                                                                                                                                                                                                                             (740) 373-3155

PEOPLES BANCORP INC. NAMES
EXECUTIVE VICE PRESIDENT, RETAIL BANKING
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MARIETTA, Ohio – Peoples Bancorp Inc. and its banking subsidiary, Peoples Bank, National Association (“Peoples Bank”) announce the hiring of Richard W. Stafford to the position of Executive Vice President, Retail Banking.  Stafford will oversee Peoples Bank’s 47 banking offices, delivery of consumer loan and deposit services in Peoples Bank’s branches, customer call center, and internet banking offerings.
“We welcome Rick to our leadership team,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. and Peoples Bank.  “His experience, energy and enthusiasm for customer service and delivery of financial services to clients will be assets for our company.”
Stafford most recently served as Senior Vice President of Retail Banking and Chief Operating Officer of a community bank in Michigan, where he was responsible for over 20 banking offices.  Stafford has 22 years experience in financial services.  He is a graduate of the ABA Graduate School of Banking at Georgetown University and Dale Carnegie Sales-Service program.  He also earned his Masters Degree at Walsh College and Bachelor of Business Administration from Adrian (Michigan) College.
“Rick’s approach to banking and serving clients will help us meet growth goals to drive shareholder value,” continued Bradley.  “We look forward to Rick’s contributions to the continued integration and growth of our product offerings across banking, insurance and investment services.”
Stafford is also active in various community projects, including the Make-a-Wish Foundation and several chambers of commerce.  He will officially join Peoples Bancorp Inc. on February 8, 2010.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency LLC, which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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